EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of FormFactor, Inc. of our report dated March 13, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in FormFactor, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 3, 2013